Kevin S. Miller
December 16, 1996
Page 6







                                   December 16, 1996




Kevin S. Miller, Chairman/President
Global Financial Group, Inc.
100 Washington Square, Suite 1319
Minneapolis, MN 55401

Dear Mr. Miller:

     Upon acceptance this letter will serve as the agreement between Global Financial Group ("GFG") and Bion Environmental Technologies, Inc. ("BIET") concerning BIET's retention of GFG to provide investment banking services from December 1, 1996 to November 30, 1998.

1.   BIET.   BIET  designs,  sells,  oversees  the  installation,
     startup and operation of waste and wastewater treatment systems based on patented and proprietary technology.

2. GFG. GFG is in the business of providing corporate investment banking services, including but not limited to, providing public and non-public financing, introducing merger/acquisition and joint venture candidates, negotiating and other related services including but not limited to making public markets in stocks.

3. Engagement of GFG. BIET engages GFG and GFG accepts such engagement, effective December 1, 1996, to provide BIET with advice; to consult with BIET concerning business and financial planing, corporate organization and structure, financial matters in connection with the operation of the business of BIET, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, BIET's relations with its securities holders, preparation and distribution of periodic reports, and shall periodically provide to BIET analysis of its financial statements. Said advice and consultation shall be provided to BIET in such form, manner and place as BIET reasonably requests. GFG shall not by this Letter Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than BIET. Similarly, BIET shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than GFG.
4.   Compensation.

     a) BIET shall deliver to GFG upon execution hereof a warrant to purchase 100,000 shares of BIET common stock at $6.00 per share for a period of six months commencing June
     1, 1998 and expiring December 1, 1998.

     b) Additionally, if, directly or indirectly through the efforts of GFG, BIET raises not less than $1,250,000, or other amount satisfactory to BIET by June 30, 1997, GFG shall have earned the following:

          1) A warrant to purchase 150,000 shares of BIET common stock at $8.00 per share for a period of six months commencing June 1, 1999 and expiring
               December 1, 1999;

          2)   A  warrant  to  purchase 200,000  shares  of  BIET
               common stock at $12.00 per share for a period  six
               months   commencing  June  1,  2001  and  expiring
               December 1, 2001;

          3) If at any time prior to the exercise of these warrants BIET undertakes to register any shares of its common stock pursuant to a form of registration statement which would allow registration of the shares underlying the exercise of these warrants, then BIET shall include the underlying shares in such registration statement at BIET's sole cost; PROVIDED, HOWEVER, in the event of a registration statement involving an underwriter, such underwriter shall have the right, in its sole discretion, to impose restrictions on the resale of BIET's securities issued pursuant hereto and/or eliminate this registration right from the underwritten registration statement in its entirety. There is no assurance that any registration statement including the warrants or the shares underlying the warrants will ever be filed or, if filed, will become effective.

     c) Additionally, the agreement between GFG and BIET effective August 1, 1995 to July 31, 1996 contained warrants to purchase 50,000 shares of BIET common stock at $2.00 per share for a period ending July 31, 1996 which warrants have expired, and warrants to purchase 50,000 shares of BIET common stock at $4.00 per share for a period ending July 31, 1997 and warrants to purchase 100,000 shares of BIET common stock at $6.00 per share for a period ending July 31, 1998 which warrants have been cancelled. However, for services provided to this date under the agreement BIET has issued to GFG warrants to purchase 25,000 shares of BIET common stock at $6.00 per share for a period commencing June 1, 1998 and expiring December 1, 1998 and warrants to purchase 50,000 shares of BIET common stock at $8.00 per share for a period commencing June 1, 1999 and expiring December 1, 1999.

5. Non-Circumvention. BIET agrees that GFG will be paid additional compensation in the event BIET should enter into an agreement to combine with or acquire assets from persons or entities first introduced to BIET by GFG. BIET agrees that it will not consummate any such agreement without first entering into an agreement with GFG for compensation to GFG for such introduction and for consultation and efforts related thereto.

6. First Right of Refusal. If BIET determines to do a public offering of its securities during the term of this agreement, GFG will have the first right of refusal to act as an underwriter for said offering, provided that GFG can demonstrate to the satisfaction of BIET that it has the capacity to complete an underwriting of the size contemplated.

7. Indemnification. BIET and GFG will indemnify and hold each other harmless from any and all losses, claims, damages or liabilities, joint or several, to which either may become subject in connection with any transaction contemplated by this Letter Agreement, and agree to reimburse each other or pay directly for any and all legal or other expenses incurred in connection with investigating or defending any action or claim in connection therewith; provided, however that BIET shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted in material part from any act by GFG which constitutes, or results in a material breach of any agreement with BIET, fraud, misconduct or negligence. The foregoing indemnity shall also extend to directors, officers, employees, agents and controlling personnel of GFG and BIET.

8. Assignment. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Letter Agreement without the prior written consent of the other party shall be void.




9. Other Documentation. It is contemplated that BIET and GFG may from time to time enter into other agreements concerning matters not covered herein with respect to specific services provided thereunder. The parties will negotiate in good faith in their attempt to consummate such agreements.

10.  General Provisions.

     10.1 Representations. Each party hereto represents that it has the right and authorization to enter into this Letter Agreement and to bind itself to the terms and conditions contained herein.

     10.2 Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

     10.3 Arbitration. Any dispute between the parties hereto arising from or in relation to this Letter Agreement which cannot be settled through amicable negotiation shall be finally settled by arbitration in Denver, Colorado in accordance with the arbitration rules of the American Arbitration Association, by three arbitrators appointed according to the applicable arbitration rules.

     10.4 No Waiver. No Provision of this Letter Agreement may be waived except by agreement in writing signed by the waiving party. A waiver of any term or provision of this Letter Agreement shall not be construed as a waiver of any other term or provision.

     10.5 Entire Agreement. The Letter Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all negotiations, agreements and commitments in respect thereto.

     10.6 Severability.    If  any  provision  of   this   Letter
          Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Letter Agreement.

     10.7 Termination. This Letter Agreement can be cancelled by either party for any reason upon 30 day written notice to the other party. In the event of a cancellation by either party only such compensation as has been earned to the cancellation date will be due.




     10.8.     Notices.

          (a)  If to GFG:

                    Global Financial Group
                    100 Washington Square, Suite 1319
                    Minneapolis, MN 55401
                    (612) 321-9700
                    (612) 321-9212 (fax)

          (b)  If to BIET:

                    Bion Environmental Technologies, Inc.
                    555 17th Street, Suite 3310
                    Denver, Colorado 80202
                    (303) 294-0750
                    (303) 298-8251 (fax)

     Please sign on the indicated line and send a copy to me by facsimile transmission which shall be deemed sufficient binding acknowledgement of our agreement. I will forward an originally executed copy of this Letter Agreement for your records and would ask you to sign a second copy of the Letter Agreement and return it for my records.

                              Sincerely,

                              BION   ENVIRONMENTAL  TECHNOLOGIES, INC.

                              /s/ M. Duane Stutzman


                              M. Duane Stutzman
                              Chief Financial Officer


AGREED TO AND ACCEPTED:

GLOBAL FINANCIAL GROUP, INC.



By:      /s/ Kevin S. Miller
     Kevin S. Miller
     Chairman/President